Exhibit 99.2

Provident Acquisition Corp.

Announces Closing of $230 Million Initial Public Offering

HONG KONG—January 12, 2021 (BUSINESS WIRE) Provident Acquisition Corp. (the “Company”) today announced the closing of its initial public offering of 23,000,000 units at a price of $10.00 per unit, including an additional 3,000,000 units sold pursuant to the full exercise of the underwriters’ over-allotment option. The units began trading on the Nasdaq Capital Market under the ticker symbol “PAQCU” beginning January 8, 2021. Each unit consists of one of the Company’s Class A ordinary shares and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on the Nasdaq Capital Market under the symbols “PAQC” and “PAQCW,” respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to focus on consumption-focused companies with disruptive growth potential that have operations or prospective operations in Asia, with a particular focus on the technology sector in Southeast Asia.

Citigroup Global Markets Inc. is acting as sole bookrunner. The public offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, via telephone at 1-800-831-9146 or via email prospectus@citi.com.

A registration statement relating to the securities became effective on January 7, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the Company’s plans with respect to the target industry for a potential business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Michael Aw

Chief Executive Officer
Unit 11C/D, Kimley Commercial Building

142 – 146 Queen’s Road Central

Hong Kong

+852 6191 3317

michael.aw@procap-partners.com